Exhibit 99.2

Press Release

BIOPHARMX CORPORATION ANNOUNCES APPOINTMENT OF PING WANG

OF KOREA INVESTMENT PARTNERS TO BOARD OF DIRECTORS

MENLO PARK, Calif., November 10, 2014 – BioPharmX Corporation (OTCQB: BPMX), a biotechnology company focused on the development of novel drug delivery products to address unmet needs in large, well-defined and underserved markets, today announced the appointment of Mr. Ping Wang, Principal of Korea Investment Partners, to the company’s board of directors. Mr. Wang’s appointment follows Korea Investment Partners’ investment in BioPharmX as part of its Series A private placement, which was also announced today.

“Having an accomplished professional like Mr. Wang join our board is an asset to our company,” said Jim Pekarsky, chief executive officer and co-founder of BioPharmX Corporation. “His expertise in guiding emerging growth companies will prove essential as we move our pipeline of products through clinical development toward global commercialization.”

Prior to joining Korea Investment Partners in 2010, Mr. Wang worked at Great Pacific Financial Group, where he was in charge of asset management and structured financing. Previously, Mr. Wang was an investment officer at Beijing Ancai Technology Venture Capital, and earlier, worked at Matsuoka Industry Group as IT Manager where he set up Shanghai Shangsoft. He began his professional career as a software engineer at IBM. Mr. Wang earned a B.S. degree in Computer Science at the University of Texas, Austin, and graduated from the MIT Sloan-Tsinghua joint program with an International MBA degree.

About BioPharmX Corporation

BioPharmX Corporation (OTCQB: BPMX) is a Silicon Valley-based biotechnology company, which seeks to provide innovative products through unique, proprietary platform technologies for prescription, over-the-counter (“OTC”), and supplement applications in the fast-growing health and wellness markets, including women’s health, dermatology, and otolaryngology (ears, nose & throat). To learn more about BioPharmX, visit www.BioPharmX.com.

About Korea Investment Partners

Korea Investment Partners (KIP), a Korea Investment Holdings company, is a private equity company specializing in small- and mid-cap businesses and has been discovering, investing in and promoting the growth of promising businesses since establishment in 1986. Since 2000, KIP has been managing venture capital funds worth KRW 907.3 billion and an overseas fund worth RMB 100 million while maintaining robust relationships with major long-term institutional investors including National Pension Service, Korea Finance Corporation and Korea Development Bank based on its solid track record. To learn more about Korea Investment Partners, visit www.kipvc.com.

Forward-Looking Statements

Statements in this news release relating to the business of BioPharmX, which are not historical facts, are "forward-looking statements." These forward-looking statements may be identified by words such as “expect,” “anticipate,” “believe,” or similar expressions that are intended to identify such forward-looking statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement and the risks and other factors detailed in the company’s filings with the Securities and Exchange Commission (SEC). Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

[Editor's note: See also today's news release entitled, "BioPharmX Corporation Secures Up

To $12 Million In Private Placement"]

BioPharmX is a trademark of BioPharmX Corporation.

Contact:

Nina Brauer, Marketing Communications Manager, BioPharmX Corporation

P: 650-889-5030

investors@biopharmx.com